Exhibit 99.1

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(Unaudited)

(In thousands)

Although ARAMARK Corporation continued as the same legal entity after the going-private transaction (the “Transaction”), the consolidated statements of income are presented for two periods: Predecessor and Successor, which relate to the period preceding the Transaction and the period succeeding the Transaction, respectively. The Company refers to the operations of ARAMARK Corporation and subsidiaries for both the Predecessor and Successor periods. We have prepared our discussion of the results of operations for the fiscal year ended September 28, 2007 by comparing the mathematical combination of the Successor and Predecessor periods in the fiscal year ended September 28, 2007 to the Predecessor fiscal year ended September 29, 2006. Although this presentation does not comply with U.S. generally accepted accounting principles (GAAP), we believe that it provides a meaningful method of comparison. The combined operating results have not been prepared as pro forma results under applicable regulations and may not reflect the actual results we would have achieved absent the Transaction and may not be predictive of future results of operations.

ADJUSTED SALES GROWTH

Management believes that presentation of sales growth, adjusted to eliminate the effects of acquisitions, divestitures, the impact of currency translation and conforming the fiscal reporting period of a subsidiary to that of ARAMARK Corporation, provides useful information to investors because it enhances comparability between the current year and prior year reporting periods. Elimination of the currency translation effect provides constant currency comparisons without the distortion of currency rate fluctuations.

	Fiscal Year Ended		% Change
	September 28, 2007	September 29, 2006
ARAMARK Corporation Consolidated Sales (as reported)	$12,384,316	$11,621,173	7%
Effect of Currency Translation	—	152,801
Effect of Acquisitions and Divestitures	(79,646)	(54,662)
Conforming the Fiscal Reporting Period of a Subsidiary to that of ARAMARK Corporation	(25,223)	—

ARAMARK Corporation Consolidated Sales (as adjusted)	$12,279,447	$11,719,312	5%

	Fiscal Year Ended		% Change
	September 28, 2007	September 29, 2006
Food and Support Services—North America Sales (as reported)	$8,433,387	$8,001,908	5%
Effect of Currency Translation	—	13,607
Effect of Acquisitions and Divestitures	(29,366)	(15,138)

Food and Support Services—North America Sales (as adjusted)	$8,404,021	$8,000,377	5%